UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ARCTIC CAT INC.

(Name of Registrant as Specified in Its Charter)

N/A

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ARCTIC CAT INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 8, 2007

Notice is hereby given that the Annual Meeting of Shareholders of Arctic Cat Inc. will be held at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701, on Wednesday, August 8, 2007 at 4:00 p.m. for the following purposes:

1.	To elect three directors to serve a three-year term;
2.	To approve the Arctic Cat Inc. 2007 Omnibus Stock and Incentive Plan;
3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on June 11, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Since it is important that your shares be represented at the Annual Meeting, whether or not you personally plan to attend, you are requested to sign, date and promptly return your proxy card in the enclosed envelope. If you are a record holder, you may also submit your proxy by telephone or through the Internet by following the instructions on the proxy card. If you own shares in “street name,” i.e., through a broker, you should follow the instructions provided by the broker. Returning your signed proxy or submitting your proxy by telephone or through the Internet will not prevent you from voting in person at the Annual Meeting, should you desire to do so.

By Order of the Board of Directors,

Timothy C. Delmore,
Secretary

Thief River Falls, Minnesota
July 2, 2007

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

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ARCTIC CAT INC.
601 Brooks Avenue South
Thief River Falls, MN 56701

PROXY STATEMENT
Annual Meeting of Shareholders
August 8, 2007

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Arctic Cat Inc., a Minnesota corporation (the “Company” or “we” or “us”), of proxies for the Annual Meeting of Shareholders of the Company to be held at 601 Brooks Avenue South, Thief River Falls, MN 56701, on Wednesday, August 8, 2007 at 4:00 p.m., Central Daylight Time, or any adjournment or adjournments thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about July 2, 2007.

The Company’s Annual Report for the fiscal year ended March 31, 2007 (“fiscal 2007”), including audited financial statements, is being mailed to shareholders concurrently with this Proxy Statement.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters described in the accompanying notice of annual meeting of shareholders. This includes (1) the election of three directors; (2) the approval of the Arctic Cat Inc. 2007 Omnibus Stock and Incentive Plan; and (3) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year. In addition, our management will report on the performance of the Company and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record of our outstanding Common Stock at the close of business on the record date, June 11, 2007, are entitled to receive notice of and to vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each outstanding share of Common Stock entitles its holder to cast one vote on each matter to be voted upon and there is no cumulative voting.

Who can attend the Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the voting power of shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

A quorum is required for business to be conducted at the Annual Meeting. As of the record date, 12,353,571 shares of Common Stock of the Company were outstanding (excluding 6,102,000 shares of Class B Common Stock which do not vote with the Common Stock in the general election of directors (see “Election of Directors” in this Proxy Statement), but do vote for the other proposals at the Annual Meeting). If you submit a properly executed proxy card or vote your proxy electronically through the Internet or by telephone as described on the proxy card, even if you abstain from voting, then you will be considered part of the quorum. Abstentions and broker non-votes will be treated as shares present for purposes of determining the existence of a quorum.

How do I vote?

Sign and date each proxy card you receive and return it in the prepaid envelope or vote electronically through the Internet or by telephone by following the instructions on the proxy card. If you return a properly executed proxy card without specific voting instructions, your shares will be voted FOR all directors in Proposal 1, FOR Proposal 2, FOR Proposal 3 and at the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

If you wish to vote by Internet or telephone, you must do so before 12:00 p.m. Central Daylight Time on Tuesday, August 7, 2007. After that time, Internet and telephone voting will not be permitted and a shareholder wishing to vote, or revoke an earlier proxy, after such time must submit a signed proxy card or vote in person.

Can I change my vote after I return my proxy card or vote electronically?

Yes. Even after you have submitted your proxy or voted electronically through the Internet or by telephone, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change it by:

1)	Returning a later-dated proxy (by mail, Internet or telephone);
2)	Delivering a written notice of revocation to our Secretary at our principal executive office at 601 Brooks Avenue South, Thief River Falls, MN 56701; or
3)	Attending the Annual Meeting and voting in person at the Annual Meeting (although attendance at the Annual Meeting without voting at the Annual Meeting will not, in and of itself, constitute a revocation of your proxy).

What are the Board’s recommendations?

The Board’s recommendations are set forth after the description of the proposals in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of each of the nominated directors (See Proposal 1).
•	FOR the approval of Arctic Cat Inc.’s 2007 Omnibus Stock and Incentive Plan as described in this Proxy Statement (See Proposal 2).
•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year (See Proposal 3).

If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote in accordance with the recommendations of the Board.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Agents will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each Proposal?

For Proposal 1, the election of directors, each shareholder of Common Stock will be entitled to vote for three nominees and the three nominees with the greatest number of FOR votes will be elected. The holder of Class B Common Stock does not vote in the general election of directors. See “Election of Directors” in this Proxy Statement.

For Proposal 2, the approval of Arctic Cat Inc.’s 2007 Omnibus Stock and Incentive Plan, each shareholder will be entitled to one vote for each share held, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

For Proposal 3, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, each shareholder will be entitled to one vote for each share held, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

A properly executed proxy marked “ABSTAIN” with respect to Proposals 2 and 3, and any other matter that properly comes before the Annual Meeting, will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions will have the same effect as a negative vote.

A “WITHHELD” vote will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted in favor of the director nominee with respect to whom authority has been withheld.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposal to be acted upon. If you do not give your broker instructions as to how to vote your shares, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the election of directors. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. These rules apply to us notwithstanding the fact that shares of our Common Stock are traded on The NASDAQ Stock Market. If your brokerage firm votes your shares on “routine” matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but will not be counted in determining the number of shares voted for or against the non-routine matter.

Who will count the vote?

An Inspector of Elections will be appointed for the Annual Meeting and will work with a representative of Wells Fargo Shareowner Services, our independent stock transfer agent, to count the votes.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards or vote electronically through the Internet or by telephone for each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716.

How will voting on any other business be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the matters described in this Proxy Statement, if any other business is presented at the Annual Meeting, your proxy gives authority to each of Christopher A. Twomey and William G. Ness (the “Proxy Agents”) to vote on such matters at their discretion.

How are proxies solicited?

In addition to use of the mail, proxies may be solicited by officers, directors, and other regular employees of Arctic Cat by telephone, through electronic transmission or facsimile transmission, or personal solicitation, and no additional compensation will be paid to such individuals. We will request that banks, brokerage houses, other custodians, nominees and certain fiduciaries forward proxy materials and annual reports to the beneficial owners of our Common Stock.

Who pays for the cost of this proxy solicitation?

The entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the proxy itself, and the cost of soliciting proxies relating to the Annual Meeting will be borne by us. We will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

PROPOSAL 1
ELECTION OF DIRECTORS

Pursuant to the Company’s Restated Articles of Incorporation, the Board is divided into three classes of directors, each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote, and generally, one-third of the directors belong to each class. This year, upon the recommendation of the Governance Committee, the Board, including a majority of the independent directors, has nominated three directors: Susan E. Lester, David A. Roberts and Christopher A. Twomey. Ms. Lester and Mr. Twomey are incumbent directs whose terms expire this year. Mr. Roberts was appointed by the Board as a director on August 28, 2006. Mr. Roberts was identified and recommended to the Board by an independent third-party search firm. If elected, Ms. Lester’s and Messrs. Roberts’ and Twomey’s terms will expire in 2010. It is intended that proxies will be voted for such nominees. The Company believes that the nominees will be able to serve; but should any of them be unable to serve as a director, the Proxy Agents have advised that they will vote for the election of such substitute nominee(s) as the Board may propose.

In addition, in accordance with a Stock Purchase Agreement dated July 18, 1988 between Suzuki Motor Corporation (“Suzuki”) and the Company, pursuant to which Suzuki purchased 7,560,000 shares (as adjusted for subsequent stock splits) of the Company’s Class B Common Stock (constituting all outstanding shares of Class B Common Stock), Suzuki is entitled to elect one member of the Board and does not vote with the holders of Common Stock in the general election of directors. Consequently, Suzuki will not be voting on the nominees at this Annual Meeting. In August 2004, Masayoshi Ito was elected to the Board of Directors by Suzuki.

The name and age of the nominees and the other directors and their principal occupations are set forth below, based upon information furnished to the Company by the nominees and directors. Unless otherwise indicated, each of the nominees and directors has held their respective identified positions for more than the past five years. Each of the directors, except Messrs. Twomey and Ness, have been determined by the Governance Committee to qualify as an “independent director” as defined by the rules of the National Association of Securities Dealers for companies listed on The NASDAQ Stock Market.

Name, Age and Principal Occupation	Director Since

Nominated for a term ending in 2010:
Susan E. Lester, 50, Private investor; Chief Financial Officer, Homeside Lending, Inc. (a mortgage bank) from October 2001 to May 2002; Chief Financial Officer, U.S. Bancorporation (a commercial bank) from February 1996 to May 2000; Director of First Community Bancorporation.	2004
Christopher A. Twomey, 59, Chairman of the Board of Directors of the Company; President and Chief Executive Officer of the Company since January 1986; Director of The Toro Company.	1987
David A. Roberts, 59, Chairman, President and Chief Executive Officer of Carlisle Companies, Incorporated since June 2007; President and Chief Executive Officer of Graco, Inc. from June 2001 to June 2007; Group Vice President of Marmon Group from 1996 to 2001; Director of Franklin Electric Co., Inc.	2006

Name, Age and Principal Occupation	Director Since

Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2008:
Robert J. Dondelinger, 71, Co-owner and Chairman of the Board of Northern Motors (a General Motors dealership) since 1965.	1983
Kenneth J. Roering, 65, Currently a Professor of Marketing at the Carlson School of Management at the University of Minnesota; Executive Vice President, Strategic Management at the Marshall Financial Group; served as Department Chair for ten years and occupied the Pillsbury Company Chair in Marketing for 20 years; has published more than 70 articles in professional journals, written two books, and edited three collections of scholarly writings in the areas of marketing strategy and new product development; has received various teaching and research awards for his work, including AMA Distinguished Faculty and University of Minnesota Outstanding Graduate Teacher; has consulted with more than 50 companies including, American Express, Motorola, Ecolab, 3M, Cargill, Carlson Companies, Pillsbury, and Medtronic; has been a director of several companies and currently serves on the Board of Innovex Inc. and uBid.com, Inc.; has directed and participated in management development programs throughout the world.	1996
Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2009:
William G. Ness, 69, Vice Chairman of the Board of Directors of the Company; Chairman of the Board of Directors of the Company from 1982 to 2003; Chief Executive Officer of the Company from 1982 to 1986; Director of Itasca Bemidji, Inc. from 1986 to 2005; Director of Mesaba Aviation, Inc. from 1981 to 1995.	1982

Name, Age and Principal Occupation	Director Since

Gregg A. Ostrander, 54, Chairman of the Board of Directors and Chief Executive Officer of Michael Foods, Inc. (a food processing manufacturer) since 1993; Director of Birds Eye Foods, Inc.	1995
Director elected by Class B Common Stock:
Masayoshi Ito, 53, General Manager America/Europe Motorcycle Marketing Department, Suzuki Motor Corporation since April 2004; President Suzuki France S.A.S. from May 2003 to March 2004; General Manager Europe Motorcycle Marketing Department from September 2002 to April 2003; Group Leader North America & Oceania Marketing Group and America/Europe Motorcycle Marketing Department from April 2002 to August 2002; General Manager of Suzuki Manufacturing of America Corporation (SMAC) from January 2001 to March 2002; Group Leader Europe Motorcycle Marketing Department from January 2000 to December 2000.	2004

Vote Required.    Each shareholder of Common Stock will be entitled to vote for three nominees and the three nominees with the greatest number of votes will be elected. As indicated above, the holder of Class B Common Stock does not vote in the general election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES.

Director Emeritus.    Mr. Lowell T. Swenson retired as a director in 1998. Recognizing Mr. Swenson’s long-standing contributions to the Company and exemplary service throughout his 15-year term as a director, as well as his service in the snowmobile industry for more than thirty years, the Board determined that the Company would benefit from a continued association with Mr. Swenson and appointed him a Director Emeritus upon his retirement. As a Director Emeritus, Mr. Swenson is invited to attend all Board meetings, but he is not entitled to vote at such meetings and does not have responsibility for the Board’s actions. He is not entitled to compensation paid to outside directors of the Company but is entitled to reimbursement of out-of-pocket expenses incurred in attending Board meetings and is entitled to indemnification in his role as a Director Emeritus.

Meetings.    During fiscal 2007, the Board met six times. Each director, except the director elected by the holder of the Class B Common Stock, attended more than 75% of the meetings of the Board and any committee on which such director served. It is the Company’s policy that all directors, except the director elected by the holder of the Class B Common Stock, should attend the Annual Meeting of Shareholders. All directors elected by the holders of Common Stock attended the 2006 Annual Meeting of Shareholders.

Board Committees.    The Board has established a Compensation and Human Resources Committee, an Audit Committee and a Governance Committee. The Compensation and Human Resources Committee, which currently consists of Messrs. Dondelinger (Chair), Ostrander and Roberts, met three times during fiscal 2007. Mr. Roberts, who was appointed to the Committee in February 2007, did not participate in the determination of base salary and incentive compensation formulas for executive officers in fiscal 2007. All members are independent directors as defined under the rules of The NASDAQ Stock Market. The Compensation and Human Resources Committee assists in defining the Company’s total executive compensation philosophy and administering its compensation plans, reviews management’s recommendations and makes its own recommendations to the Board with respect to Company executives’ salaries, bonuses and stock option grants, and reviews the Company’s retirement plans and employee benefits. For fiscal 2007, the independent director members of the full Board of Directors voted on compensation for all executive officers. Beginning with fiscal 2008 executive compensation, the Compensation and Human Resources Committee will determine compensation of all executive officers, except the Chief Executive Officer which will be determined by the independent director members of the full Board of Directors following receipt of a recommendation by the Committee. In the performance of its duties, the Compensation and Human Resources Committee may select independent compensation consultants to advise the Committee when appropriate. In addition, the Compensation and Human Resources Committee may delegate authority to subcommittees where appropriate. The Board has established a Stock Grant Subcommittee of the Compensation and Human Resources Committee, currently composed of Messrs. Ostrander and Roberts, for the purpose of granting awards under the Company’s stock option plans. The Compensation and Human Resources Committee Charter is available to shareholders on the Company’s website located at www.arcticcat.com.

The Audit Committee, which currently consists of Messrs. Ostrander (Chair) and Roering and Ms. Lester, met seven times during fiscal 2007. All members of the Company’s Audit Committee are independent directors as defined by under the rules of The NASDAQ Stock Market. The Board has determined that Susan E. Lester, a member of the Company’s Audit Committee, is an “audit committee financial expert” as that term is defined in rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee has sole authority and direct responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm, meets with the Company’s independent registered public accounting firm and representatives of management to review the internal and external financial reporting of the Company, reviews the scope of the independent registered public accounting firm’s examination and audit procedures to be utilized, considers comments by the registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments and pre-approves any audit and non-audit services to be provided by the Company’s independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available to shareholders on the Company’s website located at www.arcticcat.com.

The Governance Committee, which currently consists of Messrs. Roering (Chair), Dondelinger and Roberts and Ms. Lester, met two times during fiscal 2007. All members are independent directors as defined under the rules of The NASDAQ Stock Market and the Chair of the Governance Committee also serves as the Board’s Lead Director. The primary purpose of the Governance Committee is to ensure an appropriate and effective role for the Board in the governance of the Company. The primary recurring duties and responsibilities of the Governance Committee include (1) reviewing and recommending to the Board corporate governance polices and procedures; (2) reviewing the Company’s Code of Conduct and compliance thereof; (3) identifying and educating the Company’s directors; (4) evaluating the Board; and (5) recommending to the Board of Directors compensation policies, practices and levels of compensation for the Board. The independent director members of the full Board then vote on all director nominations. The Governance Committee Charter is available to shareholders on the Company’s website located at www.arcticcat.com.

In identifying prospective director candidates, the Governance Committee considers its personal contacts, recommendations from shareholders and recommendations from business and professional sources, including executive search firms. An executive search firm has been used in the past to identify director candidates. The Governance Committee’s policy is to consider qualified candidates for positions on the Board recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership, rather than directly nominate an individual, should submit the recommendations in writing to the Secretary of the Company at least ninety (90) days prior to the meeting date corresponding to the previous year’s annual meeting, with the submitting shareholder’s name and address and pertinent information about the proposed nominee similar to that set forth for the nominees named herein. When evaluating the qualifications of potential new director candidates, or the continued service of existing directors, the Governance Committee will consider a variety of criteria, including the individual’s integrity, inquisitiveness, experience dealing with complex problems, specialized skills or expertise, diversity of background, independence, financial expertise, freedom from conflicts of interest, ability to understand the role of a director and ability to fully perform the duties of a director. While candidates recommended by shareholders will generally be considered in the same manner as any other candidate, special consideration will be given to existing directors desiring to stand for re-election given their history of service and their knowledge of the Company, as well as the Board’s knowledge of their level of contribution, resulting from such service.

A shareholder intending to independently nominate an individual as a director at an annual meeting, rather than recommend the individual to the Governance Committee for consideration as a nominee, must comply with the advance notice requirements set forth in the Company’s Bylaws. The Company’s Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such shareholder has provided written notice of such intention to the Secretary of the Company. Such notice must be given not less than sixty (60) days nor more than ninety (90) days prior to the meeting date corresponding to the previous year’s annual meeting.

Shareholders wishing to recommend for nomination or to nominate a director should contact the Company’s Secretary for a copy of the relevant procedure for submitting recommendations and nominations and a full delineation of the criteria considered by the Governance Committee when evaluating potential new directors or the continued service of existing directors.

Communications with the Board of Directors.    The Company’s Board provides a process for shareholders to send communications to the Board. The manner in which shareholders can send communications to the Board is set forth on the Company’s website located at www.arcticcat.com.

Director Independence.    There are no family relationships between any of the nominees, directors or executive officers of the Company. In addition, David A. Roberts, Gregg A. Ostrander, Susan E. Lester, Robert J. Dondelinger and Kenneth J. Roering, the non-management directors on the Board, are “independent” directors as defined under the rules of The NASDAQ Stock Market. Mr. William I. Hagen, who retired from the Board as of February 14, 2007, was also an “independent” director as defined under the rules of The NASDAQ Stock Market.

Code of Conduct.    The Company’s Board has adopted a code of ethics known as the “Arctic Cat Inc. Code of Conduct,” which applies to the Chief Executive Officer, Chief Financial Officer, Controller

and persons performing similar functions, as well as the other officers, directors, employees, consultants, agents and representatives of the Company. The Company believes that the Code of Conduct not only documents its historic good business practices, but sets forth guidelines for ensuring that all Company personnel act with the highest standards of integrity. The Arctic Cat Inc. Code of Conduct is posted on the Company’s web site at www.arcticcat.com.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Compensation of the Company’s executives is annually reviewed by the Compensation and Human Resources Committee of the Board (the “Committee”), currently composed of Messrs. Dondelinger (Chair), Ostrander and Roberts. Mr. Roberts was appointed to the Committee on February 15, 2007 and did not participate in the determination of base salary or incentive compensation formulas for executive officers in fiscal 2007. Mr. Hagen retired from the Company’s Board as of February 14, 2007, and until then, also served on the Committee. During fiscal 2007, the Committee made recommendations to the independent director members of the Board regarding proposed compensation for the Company’s executives and the independent directors then discussed and approved all compensation matters for the Company’s executives, with Mr. Twomey absent during the discussion and approval of his compensation. Beginning with fiscal 2008 executive compensation, the Committee will determine compensation of all executive officers, except the Chief Executive Officer which will be determined by the independent director members of the full Board of Directors following receipt of a recommendation by the Committee.

Compensation Philosophy.    The Company’s basic objectives for its executive compensation program are:

•	attraction and retention of executives who contribute to the long-term success of the Company;
•	payment for performance;
•	alignment of the interests of management with those of the shareholders; and
•	to provide internal equity.

The Company’s executive compensation program is designed to accomplish these objectives and still remain cost effective.

Compensation Consultant and Benchmarking.    The Committee periodically uses the service of a compensation consultant to analyze benchmarking information, including general industry as well as industry specific and other peer company data, to establish compensation market targets which have been generally in line with median market levels and are competitive for the Company’s industry, geographic location as well as companies of similar revenue size. If a compensation consultant is not used, data and analysis from other survey sources is provided by the Vice President of Human Resources. There was no compensation consultant that was used to set executive compensation levels for fiscal 2007.

The Committee is responsible for hiring the compensation consultant and has recently hired Towers Perrin, a nationally recognized compensation consulting firm. Beginning in fiscal 2008, our peer group of companies will include: Aftermarket Technology, Brunswick, Donaldson Company, ESCO Technologies Inc., Harley Davidson, K2, Modine Manufacturing, Polaris Industries Inc., Robbins & Myers, Tennant Company, Thor Industries, Toro Company and Winnebago. Our peer group of companies may change from time to time based on the current competitive environment.

Role of Management.    In addition to reviewing executive officers’ compensation against the benchmarking information, the Committee also considers recommendations from the Chairman and CEO regarding total compensation for those executives reporting directly to him. The CEO and the Vice President of Human Resources meet with the Committee on an annual basis to review competitive market data and analysis provided by the compensation consultant. Except when no data is provided, data and analysis from other survey sources is provided by the Vice President of Human Resources.

Executive Compensation Programs

The components of our executive officer compensation, which are subject to the discretion of the Committee on an individual basis, include base pay, annual incentive awards, long-term incentives, broad-based employee benefits, miscellaneous perquisites and severance arrangements. We believe the sum of these components provides a total compensation package that is comparable to that provided at our peer group of companies, and at other comparable companies.

Base Pay.    In order to assure the Company’s ability to attract and retain qualified executives, the Committee believes that base pay should generally be 85% to 115% of the median market level of peer companies. Base pay for the Named Executives is also influenced by level of responsibility, years of experience generally, individual performance and tenure with the Company.

All of the Named Executives were given a 3% increase in base pay for 2007 except Mr. Tweet whose base salary was increased 20% due to his assuming increased responsibilities for Marketing and Product Development for the ATV product line during the fiscal year.

Mr. Twomey’s base pay for fiscal 2007 of $533,000 was determined in a similar manner as the other Named Executives. Mr. Delmore’s base pay for fiscal 2007 was $249,000. Mr. Ray’s base pay for fiscal 2007 was $239,000. Mr. Tweet’s base pay for fiscal 2007 was $250,000 and includes additional compensation in connection with a promotion for assuming increased responsibility for Marketing and Product Development, for the ATV product line during the fiscal year. Mr. Skime’s base pay for fiscal 2007 was $195,000.

Annual Incentive Awards.    The Committee believes that placing a meaningful portion of an executive’s overall compensation at total risk, based on the Company’s earnings and the individual’s performance, is the best way to focus attention on the short and intermediate-term goals of the Company and encourage high levels of performance from each executive. The Committee also believes that a greater percentage of total compensation should be at risk as an individual’s responsibility increases. The Committee believes the annual incentive should generally be 85% to 115% of the competitive market.

Each executive is eligible to receive annual cash incentive awards based on corporate and individual performance. The annual incentive program awards each Named Executive, with the exception of Mr. Twomey, a percentage of base pay with 80% of the award tied to the Company’s earnings and 20% tied to the individual’s performance, except that no individual performance awards will be granted if the Company is not profitable. Mr. Twomey’s award is tied 100% to Company earnings. The Board establishes an earnings target each fiscal year. The maximum incentive payout based on earnings for each executive is reached if earnings exceed 20% of the target and no award is paid if earnings are less than 80% of target.

The following table sets forth the potential incentive award for fiscal 2007 for the Named Executives if certain fiscal 2007 earnings targets were met:

	Incentive Award as a Percent of Base Pay

	Exceed Earnings Target by 20%	Meet Earnings Target	Meet 80% of Earnings Target	Meet Less Than 80% of Earnings Target

Christopher A. Twomey	100%	60%	12%	-0-
Timothy C. Delmore	72%	36%	7.2%	-0-
Ronald G. Ray	72%	36%	7.2%	-0-
Ole E. Tweet	72%	36%	7.2%	-0-
Roger H. Skime	56%	28%	5.6%	-0-

In assessing performance against the individual performance objectives, the Committee annually receives a report from the CEO outlining the individual performance objectives of each Named Executive and their specific performance against the objectives. The individual performance objectives generally consist of any one or more of the following business criteria, which are intended to focus the Named Executive on specific areas where they can individually have a direct impact on the Company’s business performance: New Product Development; New Technology Development; Customer Satisfaction; Quality Improvement; Process Development; Cost Reduction; Margin Improvement; EBIT Improvement; Sales Growth; Market Share; Strengthen Employee Base; Distribution Channel Improvement; and Succession. In assessing the level of individual achievement against the individual performance objectives, factors such as whether unforeseen occurrences altered the expected difficulty of the objective, as well as whether the objective was a stretch goal for the individual Named Executive are considered. After reviewing the performance against the objective, the Committee reviewed and approved annual individual incentive awards for each of the executive officers except Mr. Twomey, whose award is based 100% on the Company’s earnings.

The following table sets forth the potential incentive payout for fiscal 2007 for the Named Executives under the individual objectives portion of the Annual Incentive Award:

	Incentive as a Percent of Base Pay

	Target	Maximum

Christopher A. Twomey	-0-	-0-
Timothy C. Delmore	9%	18%
Ronald G. Ray	9%	18%
Ole E. Tweet	9%	18%
Roger H. Skime	7%	14%

Mr. Twomey’s annual incentive award, 100% of which was tied to the Company’s earnings, was $304,587, or 57% of his base salary. Mr. Twomey’s total cash compensation, including base pay plus incentive, for fiscal 2007 was $838,000. Mr. Twomey’s total compensation in fiscal 2007 of $1,543,000 represented a 13% increase over his total compensation in fiscal 2006 of $1,318,000. Of this increase, 100% derived from cash-based compensation and 0% from equity-based compensation. Mr. Delmore received an incentive award of $85,391, or 34% of his base pay, for the 80% portion of his award based on Company earnings and $22,424, or 9% of his base pay, for the 20% based on individual performance objectives. Mr. Delmore’s total annual cash compensation, including base pay plus incentive, for fiscal 2007 was $356,975. Mr. Ray received an incentive award of $81,823, or 34% of his base pay, for the 80% portion of his award based on Company earnings and $25,069, or 10.5% of his base pay, for the 20%

based on individual performance objectives. Mr. Ray’s total annual cash compensation, including base pay plus incentive, for fiscal 2007 was $345,642. Mr. Tweet received an incentive award of $85,679, or 34% of his base pay for the 80% portion of his award based on Company earnings, and $26,250, or 10.5% of his base pay, for the 20% based on individual performance objectives. Mr. Tweet’s total annual cash compensation, including base pay plus incentive, for fiscal 2007 was $361,929. Mr. Skime received an incentive award of $52,056, or 27% of his base pay, for the 80% portion of his award based on Company earnings, and $13,670, or 7% of his base pay, for the 20% based on individual performance objectives. Mr. Skime’s total annual cash compensation, including base pay plus incentive, for fiscal 2007 was $261,016.

It is the Board’s policy that the Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements. Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Long-Term Incentives.    Aligning the interests of management with those of shareholders is accomplished through longer term incentives directly related to the improvement in long-term shareholder value. The Committee believes this is accomplished with the award of stock options to the Named Executives and other key personnel. For the Named Executives, stock options valued at amounts designed to bring total executive compensation generally in line with median market levels are awarded annually and vest over three years. In determining the size of stock option grants to executive officers, the Committee considers similar awards to individuals holding comparable positions in our comparative groups.

The Company does not backdate options or grant options retroactively. In addition, the Company does not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. The Company’s options are granted at fair market value, historically on the date of the annual meeting of shareholders in August of each year, with all required approvals obtained in advance or on the actual grant date. The executive officers are awarded stock options with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. The Company’s general practice is to grant options only on the annual grant date. Generally, newly hired or promoted executives who are eligible to receive options, receive their award of stock options on the date of their hire or promotion. The stock options granted to executive officers, including the Named Executives, generally vest in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date. Stock options for other employees have the same vesting schedule as those for executive officers but expire 5 years from the grant date.

Grants were made to the Named Executives as part of an annual process that encompasses six Company employees. In fiscal 2007, annual grants of options described in the Summary Compensation Table were made by the Stock Grant Subcommittee of the Committee of the Board to the Named Executives at the regularly scheduled August meeting. The Stock Grant Subcommittee is comprised of Messrs. Ostrander and Roberts, independent members of the Board, who are also outside directors under applicable rules of the Internal Revenue Code of 1986, as amended (the “Code”).

Stock options have value for the executive officers only if the price of the Company’s stock appreciates in value from the date of grant. Shareholders also benefit from such stock price appreciation.

The Committee believes that stock options encourage and reward effective management which, in turn, results in the long-term corporate financial success as measured by stock price appreciation. In addition, the Committee believes that equity-based compensation ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company.

The Committee believes that significant long-term incentives are key in assuring that executive and shareholder interests are aligned and expects executives to acquire ownership over time. The Committee also believes that ownership should increase as responsibility level increases within the Company. When considering the magnitude of long-term incentives (equity awards), the Compensation and Human Resources Committee also takes into account the percent of Company ownership of executive officers in comparison to executive officer stock ownership levels at peer companies as it relates to total compensation. However, the Company does not have stock ownership guidelines for its executive officers or directors. Long-term compensation accounted for between 33% and 43% of total compensation in fiscal 2007.

Broad Based Employee Benefit Plans.    The Company maintains certain broad based employee benefit plans in which its executive officers, including the Named Executives, have been permitted to participate, including retirement, life, and health insurance plans. The Company’s retirement plan is a 401(k) plan which allows all eligible employees to make pre-tax contributions and in which the Company matches employee contributions in an amount equal to the employee’s contribution up to a maximum of 3% of the employee’s cash compensation.

Perquisites.    Executive officers are provided annual use of two ATV’s and two snowmobiles. The products are for personal and business use and are returned each year. The Company sells the returned products to dealers and employees for an amount greater than the Company’s cost. Income for the executive is grossed up to pay for the associated taxes on the value of the products. The Committee believes it is important for Company executives, as part of their job, to be familiar with Company products.

Executive officers also receive supplemental life and disability insurance to provide a competitive death and disability benefit. Incomes for executives are grossed up to pay for the associated tax liability.

Severance Arrangements.    The Company and its executive officers have in place severance agreements which are designed to retain the executive officer and provide for continuity of management in the event of an actual or threatened change in control of the Company. The agreements provide that, in the event of a change in control, each executive officer would have specific rights and receive specified benefits if the executive officer is terminated without “cause” or the executive officer voluntarily terminates his or her employment for “good reason.” In addition, upon certain types of terminations of employment (other than a termination following a change in control of the Company), severance benefits may be paid to the Named Executives. Additional information regarding the severance arrangements is provided in the section of this Proxy Statement entitled, “Potential Payments Upon Termination or Change-in-Control.”

Tax Deductibility of Pay.    Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s CEO or any of the Company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. “Qualifying performance-based” compensation is compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders. The Company believes that all compensation paid under the management incentive plans for fiscal 2007 will be fully deductible for federal income tax purposes.

Compensation Committee Report

The Compensation and Human Resources Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”). Based on the review and discussions, the Compensation and Human Resources Committee recommended that the Board of Directors include the CD&A in this Proxy Statement.

SUBMITTED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Robert J. Dondelinger (Chair)     Gregg A. Ostrander     David A. Roberts

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table shows, for fiscal 2007, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Christopher A. Twomey, the Company’s Chief Executive Officer, Timothy C. Delmore, the Company’s Chief Financial Officer and to each of the three other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (collectively with Mr. Twomey and Mr. Delmore, the “Named Executives”). For a discussion of the amount of salary and bonus in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED MARCH 31, 2007

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)		Total ($)

Christopher A. Twomey President and Chief Executive Officer	2007	$533,250	$684,632	$304,587	$20,229	(3)	$1,542,698
Timothy C. Delmore Chief Financial Officer and Secretary	2007	249,160	315,951	107,815	8,695	(3)	681,621
Ronald G. Ray Vice President — Operations	2007	238,750	208,567	106,892	8,768	(3)	562,977
Ole E. Tweet Vice President — General Manager, ATV	2007	250,000	154,573	111,929	6,147	(3)	522,649
Roger H. Skime Vice President — Snowmobile Engineering	2007	195,290	146,019	65,726	6,733	(3)	413,768

(1)	These amounts reflect the expense recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS No. 123(R), unreduced by the estimated service-based forfeitures. The other assumptions used in calculating these amounts are set forth in Note A to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.
(2)	Amounts reflect annual cash incentive awards based on corporate and individual performance. The awards are further described in the “Compensation Discussion and Analysis” section of this Proxy Statement.
(3)	Includes contributions by the Company to the individual’s 401(k) retirement plan account.

SUPPLEMENTAL TABLE TO THE OPTION AWARDS COLUMN
FOR FISCAL YEAR ENDED MARCH 31, 2007

Name and Principal Position	Grant Date	Shares Granted #	Expense Recorded in 2007 ($)

Christopher A. Twomey President and Chief Executive Officer	08/02/2006	100,000	122,206
	08/03/2005	90,000	205,046
	08/04/2004	80,000	256,188
	08/07/2003	100,000	101,192

Total			$684,632

Timothy C. Delmore Chief Financial Officer and Secretary	08/02/2006	50,000	61,103
	08/03/2005	40,000	91,131
	08/04/2004	35,000	113,121
	08/07/2003	50,000	50,596

Total			$315,951

Ronald G. Ray Vice President — Operations	08/02/2006	32,000	39,106
	08/03/2005	25,000	56,957
	08/04/2004	25,000	92,265
	08/07/2003	20,000	20,238

Total			$208,566

Ole E. Tweet Vice President — General Manager, ATV	08/02/2006	32,000	39,106
	08/03/2005	17,500	39,870
	08/04/2004	15,000	55,359
	08/07/2003	20,000	20,238

Total			$154,573

Roger H. Skime Vice President — Snowmobile Engineering	08/02/2006	25,000	30,552
	08/03/2005	17,500	39,870
	08/04/2004	15,000	55,359
	08/07/2003	20,000	20,238

Total			$146,019

Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2007

All stock options granted to each of the Named Executives were made under the 2002 Stock Plan. The stock options have an exercise price equal to the closing market price of the underlying security on the date of grant. In addition, the grant date is the date the grant was approved by the Compensation and Human Resources Committee. The stock options granted to the Named Executives in fiscal 2007 vest in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date. There has been no repricing or other material modification of the stock options granted to each of the Named Executives during the last fiscal year.

For a discussion of the amount of salary and bonus in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Disclosure and Analysis” section of this Proxy Statement.

The following table summarizes grants of equity awards to each of the Named Executives during fiscal 2007:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards (1)

Christopher A. Twomey President and Chief Executive Officer	08/02/2006	100,000	$17.84	$555,760
Timothy C. Delmore Chief Financial Officer	08/02/2006	50,000	$17.84	277,880
Ronald G. Ray Vice President — Operations	08/02/2006	32,000	$17.84	177,843
Ole E. Tweet Vice President — General Manager ATV	08/02/2006	32,000	$17.84	177,843
Roger H. Skime Vice President — Snowmobile Engineering	08/02/2006	25,000	$17.84	138,940

(1)	The grant date present value was $5.56 per share. Fair value was determined by multiplying the number of shares by grant date present value.
(2)	Closing market price on 08/02/2006.

Outstanding Equity Awards at March 31, 2007

The following table provides a summary of equity awards outstanding for each of the Named Executives as of the end of fiscal 2007:

	Option Awards

Name	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date

	(#) Exercisable	(#) Unexercisable

Christopher A. Twomey President and Chief Executive Officer		100,000	(1)	17.84	08/02/2016
	30,000	60,000	(1)	21.96	08/03/2015
	53,334	26,666	(1)	27.69	08/04/2014
	100,000			21.03	08/07/2013
	100,000			15.50	08/08/2012
	80,000			15.33	08/09/2011
	71,709			12.06	08/03/2010
	34,340			9.38	08/05/2009
Timothy C. Delmore Chief Financial Officer		50,000	(1)	17.84	08/02/2016
	13,334	26,666	(1)	21.96	08/03/2015
	23,334	11,666	(1)	27.69	08/04/2014
	50,000			21.03	08/07/2013
	33,333			15.50	08/08/2012
	11,666			15.33	08/09/2011
Ronald G. Ray Vice President — Operations		32,000	(1)	17.84	08/02/2016
	8,334	16,666	(1)	21.96	08/03/2015
	16,667	8,333	(1)	27.69	08/04/2014
	20,000			21.03	08/07/2013
Roger H. Skime VP Snowmobile Engineering		25,000	(1)	17.84	08/02/2016
	5,834	11,666	(1)	21.96	08/03/2015
	10,000	5,000	(1)	27.69	08/04/2014
	20,000			21.03	08/07/2013
	20,000			15.50	08/08/2012
	15,000			15.33	08/09/2011
Ole E. Tweet Vice President /General Manager ATV		32,000	(1)	17.84	08/02/2016
	5,834	11,666	(1)	21.96	08/03/2015
	10,000	5,000	(1)	27.69	08/04/2014
	6,666			21.03	08/07/2013

(1)	Becomes exercisable with respect to one-third of the shares of Common Stock subject to the option on each annual anniversary of the grant date, beginning one year from the date of grant.

Option Exercises and Stock Vested for Fiscal Year Ended March 31, 2007

None of the Named Executives exercised any stock options during the fiscal year ended March 31, 2007.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into employment agreements with each of its executive officers which provide, among other things, for a lump-sum cash severance payment to each such executive equal to approximately three times the executive’s average annual compensation over the preceding five years plus certain fringe benefits under certain circumstances following a “change in control” of the Company. In general, a “change in control” would occur when there has been any change in the controlling persons reported in the Company’s proxy statement, when 20% or more of the Company’s outstanding voting stock is acquired by any person, when current members of the Board of Directors or their successors elected or nominated by such members cease to constitute at least 75% of the Board of Directors, when the Company merges or consolidates with or sells substantially all its assets to any person or entity or when the Company’s shareholders approve a plan of liquidation or dissolution of the Company. The employment agreements also prohibit disclosure of confidential information concerning the Company and require disclosure and assignment of inventions, discoveries and other works relating to the executive’s employment. If a “change in control” had occurred at the end of fiscal 2007 and the executive’s employment was terminated by the executive for “good reason” or by the Company for other than “cause” or disability, the Named Executives would have received the amounts indicated, which includes deemed compensation during the preceding five years from the exercise of stock options and a reasonable estimate of the cost of life, disability, accident and health insurance benefits required to be provided by the Company for the 36-month period following such termination: Mr. Twomey, $2,898,317; Mr. Delmore, $752,490; Mr. Ray, $968,996; Mr. Skime, $553,718; and Mr. Tweet, $699,148.

If the Named Executive fails to perform his or her duties due to disability, then the Company shall pay the executive his or her base salary at the rate in effect at the commencement of the period of such disability plus a pro rata portion of an amount equal to the year-end bonus paid to the executive for the fiscal year immediately preceding the change in control, until such time as the executive is determined to be eligible for long-term disability benefits in accordance with the Company’s insurance programs.

The Company has also entered into employment agreements with each of its executive officers, including the Named Executives, pursuant to which they will receive upon termination of employment (and with respect to Mr. Twomey upon his voluntary termination), by the Company for other than “cause,” for a twelve-month period, (i) with respect to Mr. Twomey, an amount equal to his average annual cash compensation over the five-year period immediately preceding the date of termination and with respect to the other executive officers, an amount equal to their average annual salary over the three-year period immediately preceding the date of termination, and (ii) the employee benefits received prior to termination. The employment agreements also restrict each executive officer from certain competitive employment following termination and prohibit disclosure of confidential information concerning the Company. Mr. Twomey, upon termination of his employment for any reason, will also receive $175,000 of deferred compensation. If the following Named Executives had been terminated at the end of the last fiscal year for a reason other than cause, they would have received the following amounts pursuant to the employment agreements: Mr. Twomey, $737,171 (in addition to the deferred compensation); Mr. Delmore, $242,053; Mr. Ray, $231,850; Mr. Skime, $189,333; and Mr. Tweet, $216,667.

The following table summarizes the amounts payable to the Named Executives following a termination of employment:

Name	Involuntary (Not for “Cause” or “Disability”) or for Good Reason Following Change in Control	Involuntary (Not for “Cause”)

Christopher A. Twomey	$2,898,317	$737,171
Timothy C. Delmore	752,490	242,053
Ronald G. Ray	968,996	231,850
Ole E. Tweet	699,148	216,667
Roger H. Skime	553,718	189,333

Compensation of Non-Management Directors

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Management directors do not receive compensation for their service as directors. All non-employee directors other than the representative of Class B Common Stock currently receive $5,000 per quarter, $1,000 per meeting attended, $750 per committee meeting and $3,500 additional compensation per year if they serve as a committee chair, in addition to reimbursement of out-of-pocket expenses incurred on behalf of the Company. In addition, pursuant to the Company’s 2002 Stock Plan, each non-employee director automatically receives on the date of election or re-election as a director, or appointment as a director by action of the Board during the period between shareholder meetings, and on the date of each subsequent annual or special shareholder meeting at which action is taken to elect any director if the non-employee director’s term is not up for election that year and the non-employee director is serving an unexpired term (provided that the non-employee director has served for at least six months), an option to purchase 6,000 shares of the Company’s Common Stock at an option price equal to the fair market value of the Company’s Common Stock on the date the option is granted. These options have terms expiring five years following termination of service as a director and are exercisable at any time following the date of grant. The 2002 Stock Plan also permits granting of additional or alternative options to directors at the discretion of the Board. Upon shareholder approval of the Arctic Cat Inc. 2007 Omnibus Stock and Incentive Plan (the “2007 Omnibus Plan”), no further awards will be made under the Company’s 2002 Stock Plan and non-employee directors will receive the awards described in the description of the 2007 Omnibus Plan in this Proxy Statement. The director elected by the holder of Class B Common Stock is reimbursed for out-of-pocket expenses incurred on behalf of the Company and does not receive the remuneration described above.

In addition, non-employee directors are provided annual use of an ATV and a snowmobile. The products are for personal use and are returned each year except in the year of a director’s retirement, in which case the director is permitted to keep the vehicles. The Company sells the returned products to dealers and employees for an amount greater than the Company’s cost. The Company believes it is important for its directors to be familiar with Company products.

Non-Management Director Compensation for Fiscal Year Ended March 31, 2007

The following table summarizes the compensation paid to non-management directors during fiscal 2007:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)		All Other Compensation ($)		Total ($)

Robert J. Dondelinger	30,000	40,183	(1)	-0-		70,183
William I. Hagen (2)	27,000	40,183	(1)	12,632	(3)	79,815
Masayoshi Ito	-0-	-0-		-0-		-0-
Susan E. Lester	33,750	40,183	(1)	-0-		73,933
William G. Ness	30,000	40,183	(1)	-0-		70,183
Gregg A. Ostrander	34,250	40,183	(1)	-0-		74,433
David A. Roberts (4)	12,000	36,962	(1)	-0-		48,962
Kenneth J. Roering	31,250	40,183	(1)	-0-		71,433

(1)	These amounts reflect the expense recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS No. 123(R), unreduced by the estimated service-based forfeitures. The other assumptions used in calculating these amounts are set forth in Note A to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Except for Mr. Roberts, the grant date fair value of each option award computed in accordance with FAS 123R was $40,183, or $6.70 per share. The grant date fair value of Mr. Roberts’ option award computed in accordance with FAS 123R was $36,962, or $6.16 per share At fiscal-year end, Mr. Dondelinger and Mr. Hagen held options to purchase 89,721 shares of Common Stock; Ms. Lester held options to purchase 18,000 shares of Common Stock; Mr. Ness held options to purchase 24,000 shares of Common Stock; Mr. Ostrander held options to purchase 54,000 shares of Common Stock; Mr. Roberts held options to purchase 6,000 shares of Common Stock and; Mr. Roering held options to purchase 54,000 shares of Common Stock.
(2)	Mr. Hagen retired from the Company’s Board as of February 14, 2007.
(3)	The amount reflects the aggregate incremental cost to the Company for an ATV and a snowmobile that Mr. Hagen was permitted to keep upon his retirement from the Company’s Board.
(4)	Mr. Roberts was appointed a director on August 28, 2006.

Supplemental Table to the Non-Management Director Option Awards Column for
Fiscal Year Ended March 31, 2007

Name	Grant Date	Shares Granted #	Expense Recorded in 2007 ($)

Robert J. Dondelinger	08/02/2006	6,000	40,183
William I. Hagen	08/02/2006	6,000	40,183
Masayoshi Ito	—	—	—
Susan E. Lester	08/02/2006	6,000	40,183
William G. Ness	08/02/2006	6,000	40,183
Gregg A. Ostrander	08/02/2006	6,000	40,183
David A. Roberts	08/28/2006	6,000	36,962
Kenneth J. Roering	08/02/2006	6,000	40,183

Compensation Committee Interlocks and Insider Participation

As described below, Mr. Dondelinger, a director and member of the Compensation and Human Resources Committee of the Board, has a relationship with an entity which engages in certain transactions with the Company which require disclosure. See “Certain Transactions.” Mr. Ness, a director and former member of the Compensation and Human Resources Committee of the Board, was formerly an officer of the Company.

Certain Transactions

Since the Company first began production in August 1983, it has purchased engines for its products from Suzuki pursuant to contracts which are renewed annually and which stipulate price and general terms of delivery of engines. During the last fiscal year, the Company paid Suzuki $111,931,208 for engines, service parts and tooling. Terms of the agreement were, and renewal rates are, the subject of arms-length negotiation on terms no less favorable to the Company than the Company could otherwise obtain.

During the last fiscal year, the Company purchased certain vehicles from Northern Motors, a General Motors dealership in which Mr. Dondelinger, a director of the Company, is Co-Owner and Chairman of the Board. During the last fiscal year, the Company paid Northern Motors $126,581 for vehicles, repairs and other miscellaneous items. The prices paid by the Company were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to the Company than the Company could otherwise obtain.

On May 1, 2003, Miller & Hagen Investments, LLP of which Mr. Hagen, a former director of the Company, is a partner entered into a five year lease with the Company. The lease is for approximately 14,350 square feet consisting of warehouse, machine shop and office space located in Thief River Falls, Minnesota. The rent is $55,000 annually, a rate which was the subject of arms-length negotiation and is no less favorable to the Company than the Company could otherwise obtain.

Notwithstanding these transactions, Mr. Dondelinger is considered an “independent director” under the rules of The NASDAQ Stock Market and has been so determined by the Board given the relatively small size of the transactions. Mr. Hagen, who retired from the Board as of February 14, 2007, was also considered an “independent director” under the rules of The NASDAQ Stock Market and had been so determined by the Board given the relatively small size of the transaction.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee, currently comprised of Messrs. Ostrander (Chair) and Roering and Ms. Lester, is responsible for the review and approval of all related-party transactions between the Company and any executive officer, director or director nominee of the Company, or any immediate family member of any such person. In addition, all related-party transactions that come within the disclosures required by Item 404 of the SEC’s Regulation S-K must also be approved by the Audit Committee. The policies and procedures regarding the approval of all such related-party transactions have been approved at a meeting of the Audit Committee and are evidenced in the corporate records of the Company.

Performance Graph

In accordance with the rules of the SEC, the following performance graph compares performance of the Company’s Common Stock on The NASDAQ Stock Market to the Standard & Poor’s 500 Index and to the Recreational Vehicles Index prepared by Hemscott, Inc.. The graph compares on an annual basis the cumulative total shareholder return on $100 invested on March 31, 2002, and assumes reinvestment of all dividends and has been adjusted to reflect stock splits. The performance graph is not necessarily indicative of future investment performance.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG ARCTIC CAT INC.,
S&P 500 INDEX AND HEMSCOTT GROUP INDEX

ASSUMES $100 INVESTED ON APR. 1, 2002
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING MAR. 31, 2007

	MARCH 31,

	2002	2003	2004	2005	2006	2007

Arctic Cat Inc.	$100.00	$78.66	$129.38	$139.50	$125.68	$103.40
Recreational Vehicles Index	100.00	73.11	108.92	120.92	115.85	121.11
S&P 500 Index	100.00	75.24	101.66	108.47	121.18	135.52

BENEFICIAL OWNERSHIP OF CAPITAL STOCK

The following table presents information provided to the Company as to the beneficial ownership of the Company’s capital stock as of June 15, 2007 by (i) the only shareholders known to the Company to hold 5% or more of such stock, (ii) each of the nominees, directors and Named Executives of the Company and (iii) all directors and officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

Beneficial Owners	Capital Stock Beneficially Owned(1)		Percent of Outstanding Shares of Common Stock	Percent of Outstanding Shares of Capital Stock

Suzuki Motor Corporation 300 Takatsuki-cho Hamamatsu-shi Shizuoka-ken, Japan 432-8611	6,102,000	(2)	0%	33.1%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	1,518,034	(3)	12.3%	8.2%
Barclays Global Investors Ltd.
Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	924,107	(4)	7.5%	5.0%
Putnam, LLC d/b/a Putnam Investments Putnam Investment Management, LLC The Putnam Advisory Company, LLC PanAgora Asset Management, Inc. One Post Office Square Boston, MA 02109	833,308	(5)	6.7%	4.5%
Rutabaga Capital Management 64 Broad Street, 3rd Floor Boston, MA 02109	1,548,478	(6)	12.5%	8.4%
Robert J. Dondelinger	139,401	(7)	1.1%	*
Masayoshi Ito	0	(8)	*	*
Susan E. Lester	20,000	(7)	*	*
William G. Ness	50,978	(7)	*	*
Gregg A. Ostrander	55,000	(7)	*	*
Kenneth J. Roering	55,000	(7)	*	*
Christopher A. Twomey	652,980	(7)	5.3%	3.5%
David A. Roberts	6,000	(7)	*	*
Timothy C. Delmore	177,596	(7)	1.4%	*
Ronald G. Ray	91,906	(7)	*	*
Roger H. Skime	142,358	(7)	1.2%	*
Ole E. Tweet	105,001	(7)	*	*
All Directors and Officers as a Group (13 persons)	1,571,152	(7)(8)	12.7%	8.5%

*	Less than 1%.

(1)	All outstanding shares of capital stock are Common Stock except shares held by Suzuki which are all Class B Common Stock. See “Election of Directors.”
(2)	Based on information included in a Schedule 13G filed with the SEC on December 22, 2006.
(3)	Based on information included in a Form 13F filed with the SEC on May 9, 2007.
(4)	Based on information included in a Form 13F filed with the SEC on June 1, 2007. The shares reported are held by Barclays Global Investors Ltd, Barclays Global Investors, N.A. and Barclays Global Fund Advisors in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors Ltd has no voting power over 7,150 shares and sole investment power over 7,150 shares. Barclays Global Investors, N.A. has sole voting power over 431,596 shares, no voting power over 125,099 shares and sole investment power over 556,695. Barclays Global Fund Advisors has sole voting over 264,638 shares, no voting power over 95,624 shares and sole investment power over 360,262 shares.
(5)	Based on information included in a Form 13F filed with the SEC on May 14, 2007. Putnam, LLC d/b/a Putnam Investments (“PI”) wholly owns two investment advisors: Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. The shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The Putnam Advisory Company, LLC has sole voting power over 188,500 shares, no voting power over 169,334 shares and sole investment power over 357,834 shares. Pangora Asset Management, Inc. has no voting power over 475,474 shares, and sole investment power over 475,474 shares.
(6)	Based on information included in a Form 13F filed with the SEC on May 11, 2007.
(7)	Includes the following number of shares purchasable by the indicated individuals and group within 60 days from the date hereof pursuant to the exercise of outstanding stock options: Mr. Dondelinger, 89,721 shares; Ms. Lester, 18,000 shares; Mr. Ness, 24,000 shares; Mr. Ostrander, 54,000 shares; Mr. Roberts, 6,000 shares; Mr. Roering, 54,000 shares; Mr. Twomey, 453,334 shares; Mr. Delmore, 128,334 shares; Mr. Ray, 72,334 shares; Mr. Skime, 55,001 shares; Mr. Tweet, 44,000 shares; and all directors and officers as a group, 1,571,152 shares.
(8)	Excludes shares held by Suzuki.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require the Company to disclose the identity of directors, executive officers and beneficial owners of more than 10% of the Common Stock of the Company who did not file on a timely basis reports required by Section 16 of the 1934 Act. Based solely on review of copies of those reports, or written representations from reporting persons, the Company believes that all directors and executive officers complied with all filing requirements applicable to them during the fiscal year ended March 31, 2007.

Equity Compensation Plan Information

The following table provides information regarding the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing compensation plans as of March 31, 2007, consisting of the Company’s 1989 Stock Option Plan, 1995 Stock Plan and 2002 Stock Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	1,666,032	$18.92	251,942

Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	1,666,032	$18.92	251,942

PROPOSAL 2

APPROVAL OF ARCTIC CAT INC. 2007 OMNIBUS STOCK AND INCENTIVE PLAN

General Information

On June 20, 2007, the Board approved, subject to shareholder approval, the Arctic Cat Inc. 2007 Omnibus Stock and Incentive Plan (the “2007 Omnibus Plan”). The purpose of the 2007 Omnibus Plan is to promote the interests of Arctic Cat and our shareholders by aiding us in attracting and retaining executives, other key employees, consultants and directors who contribute to the Company’s success, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

We currently award stock options under the 2002 Stock Plan. As of June 20, 2007, we had an aggregate of 251,942 shares remaining available for future awards under the 2002 Stock Plan. However, our Board of Directors has determined that no further awards will be made pursuant to either the 2002 Stock Plan or the 1995 Stock Plan, the only other equity incentive plan, upon shareholder approval of the 2007 Omnibus Plan.

Summary of the 2007 Omnibus Plan

Administration

The Compensation and Human Resources Committee, or any other committee designated by the Board of Directors, will administer the 2007 Omnibus Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2007 Omnibus Plan. Subject to the provisions of the 2007 Omnibus Plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The committee has authority to interpret the 2007 Omnibus Plan, and establish rules and regulations for the administration of the 2007 Omnibus Plan.

In addition, the Board may, at any time and from time to time, exercise the powers and duties of the committee under the 2007 Omnibus Plan without further action of the committee.

Eligible Persons

Any employee, officer, consultant, advisor or director providing services to us or any of our subsidiaries who is selected by the committee is eligible to receive an award under the 2007 Omnibus Plan. An eligible person must be a natural person. As of the date of this Proxy Statement, approximately 68 employees, officers and directors were eligible as a class to be selected by the committee to receive awards under the 2007 Omnibus Plan.

Shares Available For Awards

The aggregate number of shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”) that may be issued under the 2007 Omnibus Plan will be 1,900,000. Certain awards under the 2007 Omnibus Plan are subject to limitations on the number of shares that may be awarded.

•	No eligible person may be granted awards under the 2007 Omnibus Plan in any calendar year for more than two hundred fifty thousand (250,000) shares in the aggregate, the value of which is based solely on an increase in the value of our Common Stock after the date of grant of the award.
•	The maximum amount payable pursuant to all performance awards to any person in the aggregate in any calendar year shall be five million dollars ($5,000,000) in value, whether payable in cash, shares or other property, based on the value at the time the award is made.
•	The maximum number of shares that may be awarded under the 2007 Omnibus Plan pursuant to grants of restricted stock, restricted stock units and stock awards is 633,000. Subject to approval of the 2007 Omnibus Plan by the shareholders, future grants under the 2002 Stock Plan and the 1995 Stock Plan, the only other equity incentive plans, will be frozen and no further grants will be permitted thereunder.

The committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to equalize the fair value of the awards before and after the transaction.

If an award terminates or is forfeited or cancelled without the issuance of shares, or if any shares covered by an award or to which an award relates are not issued for any other reason, then the shares previously set aside for such awards shall again be available for future awards under the 2007 Omnibus Plan.

Types of Awards and Terms and Conditions

The 2007 Omnibus Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);
•	stock appreciation rights (“SARs”);
•	restricted stock and restricted stock units;
•	performance awards of cash or stock;
•	other stock grants; and
•	dividend and dividend equivalents.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2007 Omnibus Plan or any other compensation plan, provided that any SAR that is part of an incentive stock option must be granted only at the time of the grant of the incentive stock option. Awards can be granted for no cash consideration, or for cash or other consideration as determined by the committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our Common Stock or other securities, or property, or any combination of these in a single payment, installments or on a deferred basis. The term of awards will not be longer than 10 years.

Stock Options.  The holder of an option will be entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the committee. The option exercise price may be payable either in cash or, at the discretion of the committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. The option price per share under any stock option may not be less than the fair market value on the date of grant of such option except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Internal Revenue Code of 1986 (the “Code”)) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary and an incentive stock option is granted to such employee, the option price shall be no less than 110% of the fair market value on the date the option is granted and the term of such option will not be longer than 5 years from the date of the grant. Determinations of fair market value under the 2007 Omnibus Plan will be made in accordance with Section 422 of the Code or any successor provision and any applicable Treasury Department regulations.

Each person who is not an employee of the Company or its subsidiaries who on and after the date of the 2007 Omnibus Plan is adopted by our shareholders is, or within the prior 2 years has been, elected, reelected or appointed as a director of the Company at any annual or special meeting of the shareholders of the Company or appointed as a director of the Company by action of the Board during the period between shareholder meetings, shall as of the date of such election, reelection or action (and as of the date of each subsequent annual or special meeting of the shareholders of the Company at which action is taken to elect an director and such director who is not an employee has served as a director for at least 6 months and is serving an unexpired term as a director) automatically be granted a non-qualified stock option to purchase 6,000 shares at an exercise price per share equal to 100% of the fair market value on the date of the grant of the option; provided that any such director may decline receipt of said option. Such director grant shall expire 10 years from the date of grant. The 2007 Omnibus Plan also permits the granting of additional or alternative awards to directors at the discretion of the Company’s Board of Directors.

Stock Appreciation Rights.  The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, in the committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR as determined by the committee. SARs vest and become exercisable in accordance with a vesting schedule established by the committee. No SAR will be exercisable after 10 years from its date of grant.

Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of our Common Stock subject to restrictions imposed by the committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee.

Performance Awards.  Performance awards granted under the 2007 Omnibus Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance awards give participants the right to receive payments in cash or stock based solely upon the achievement of certain performance goals during a specified performance period. The committee will determine the performance goals to be achieved during any performance period, the length of an performance period, the amount of any performance award granted, the amount of any payment or transfer to be make pursuant to any performance award and any other terms and conditions of any performance award.

Other Stock Awards.  The committee may grant unrestricted shares of our Common Stock, subject to terms and conditions determined by the committee and the 2007 Omnibus Plan limitations.

Dividend and Dividend Equivalents.  The committee may grant dividends and dividend equivalents, subject to terms and conditions determined by the committee.

Duration, Termination and Amendment.  Unless discontinued or terminated by the Board, the 2007 Omnibus Plan will expire on June 20, 2017. No awards may be made after that date. However, any award granted under the 2007 Omnibus Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board may amend, alter or discontinue the 2007 Omnibus Plan at any time, although shareholder approval must be obtained for any action that would, absent such approval, cause the 2007 Omnibus Plan to no longer comply with Rule 16b-3, Section 422 of the Code or any other regulatory requirements or which would result in a repricing of any award already granted. The Board may not impair the rights of any individual award recipient without the consent of such award recipient.

Effect of a Change in Control

Awards immediately vest and become exercisable and any restrictions thereon shall lapse upon the occurrence of a change in control as defined in the 2007 Omnibus Plan, except that awards based on performance criteria where the performance period has not yet closed at the time of a change in control will not automatically accelerate. The committee may require options be exercised prior to the change in control, may pay cash or other securities to cancel awards in connection with the change in control, or may provide for the successor to substitute its stock for outstanding awards.

Transferability of Awards

Unless otherwise provided by the terms of the 2007 Omnibus Plan, awards may only be transferred by will or by the laws of descent and distribution.

Tax Consequences

Grant of Options and SARs.  The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs.  Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our Common Stock acquired on the date of exercise over the exercise price. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise). Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our Common Stock received are taxable to the recipient as ordinary income and generally deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs.  The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs.  As to other awards granted under the 2007 Omnibus Plan that are payable either in cash or shares of our Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award.

As to an award that is payable in shares of our Common Stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (b) the amount (if any) paid for the shares by the holder.

Income Tax Deduction.  Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the 2007 Omnibus Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2007 Omnibus Plan.

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2007 Omnibus Plan. The committee in its sole discretion will determine the number and types of awards that will be granted. Thus, it is not possible to determine the benefits that will be received by eligible participants if the 2007 Omnibus Plan were to be approved by the shareholders. The closing price of a share of our Common Stock as reported on The NASDAQ Stock Market on June 15, 2007 was $19.68.

Vote Required

The affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote is required to approve the Arctic Cat Inc. 2007 Omnibus Stock and Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ARCTIC CAT INC. 2007 OMNIBUS STOCK AND INCENTIVE PLAN.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE “AUDIT COMMITTEE REPORT” SECTION OF THIS PROXY STATEMENT.

Grant Thornton LLP, an independent registered public accounting firm, was the independent registered public accounting firm for the Company for fiscal 2007. The Audit Committee will consider the selection of an independent registered public accounting firm for fiscal 2008 after the Annual Meeting and currently expects to recommend Grant Thornton LLP. Grant Thornton LLP has served as our independent registered public accounting firm since 1980. A representative of Grant Thornton LLP is expected to attend the Annual Meeting. Such representative will be able to make a statement if the representative desires to do so and will be available to respond to appropriate questions. Consistent with the Company’s Audit Committee Charter and the requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the SEC and The NASDAQ Stock Market, the ratification of the appointment of an independent registered public accounting firm by the shareholders shall in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent registered public accounting firm.

Audit and Non-Audit Fees

The following table presents fees for professional services performed by Grant Thornton LLP for the annual audit of the Company’s consolidated financial statements for the fiscal years ended March 31, 2007 and 2006 and fees billed for other services provided by Grant Thornton LLP:

	2007	2006

Audit Fees(1)	$389,000	$323,000
Audit-Related Fees(2)	51,000	50,000
Tax Fees(3)	142,000	160,000
All Other Fees(4)	157,000	257,000

Total	$739,000	$790,000

(1)	Consists of audit work performed in preparation of the annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.
(2)	Consists of fees and expenses for assurance and related services that are reasonably related to the performance of the audit and review of consolidated financial statements and not reported under “Audit Fees,” including accounting and disclosure related research, due diligence assistance/research and review of regulatory correspondence.
(3)	Consists of fees and expenses for services related to tax compliance, tax advice and tax planning.
(4)	Consists of fees and expenses for services related to miscellaneous tax projects.

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee pre-approved all of the audit and permissible non-audit services performed by Grant Thornton LLP during fiscal 2007 and 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is composed of three independent directors and operates under a written charter adopted by the Board of Directors, which can be viewed on the Company’s website. Management is responsible for the Company’s consolidated financial statements and financial reporting process, including systems of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing opinions as to their conformity with accounting standards generally accepted in the United States and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, Grant Thornton LLP will express its own opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Grant Thornton LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee reviewed the fees indicated above and discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Gregg A. Ostrander (Chair)	Susan E. Lester	Kenneth J. Roering

SHAREHOLDER PROPOSALS

The proxy rules of the SEC permit shareholders, after timely notice to a company, to present proposals for shareholder action in a company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by corporate action in accordance with the proxy rules. The Company’s Annual Meeting of Shareholders for the fiscal year ending March 31, 2008 is expected to be held on or about August 6, 2008 and proxy materials in connection with that meeting are expected to be mailed on or about June 29, 2008. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before March 1, 2008. In addition, if the Company receives notice of a separate shareholder proposal before May 10, 2008 or after June 10, 2008, such proposal will be considered untimely pursuant to the Company’s Bylaws and Rules 14a-4(c)(1) under the 1934 Act, and the Proxy Agents may exercise discretionary voting power with respect to such proposal. See also “Other Matters” below.

OTHER MATTERS

The Company’s Bylaws provide that certain requirements be met in order that business may properly come before the shareholders at the Annual Meeting. Among other things, shareholders intending to bring business before the Annual Meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 60 days nor more than 90 days prior to the meeting date corresponding with the previous year’s Annual Meeting. Shareholders desiring to bring matters for action at an Annual Meeting should contact the Company’s Secretary for a copy of the relevant procedure. Since no such notice was received with respect to this year’s Annual Meeting, no shareholders may bring additional business before the Annual Meeting for action.

The Annual Report of the Company for the past fiscal year is enclosed herewith and contains the Company’s financial statements for the fiscal year ended March 31, 2007. A copy of Form 10-K, the annual report filed by the Company with the SEC, will be furnished without charge to any shareholder who requests it in writing from the Company, at the address noted on the first page of this Proxy Statement.

The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the persons in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of the Company.

By Order of the Board of Directors,

Timothy C. Delmore,
Secretary

(This page has been left blank intentionally.)

ARCTIC CAT INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, August 8, 2007

4:00 p.m.

Arctic Cat Inc.

601 Brooks Avenue South

Thief River Falls, MN 56701

Arctic Cat Inc. 601 Brooks Avenue South Thief River Falls, MN 56701	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 8, 2007 or any postponements or adjournments thereof.

The shares of stock of Arctic Cat Inc. you hold will be voted as you specify on the reverse side.

By signing the proxy, you revoke all prior proxies and appoint Christopher A. Twomey and William G. Ness as proxies (each with the power to act alone and with the power of substitution and revocation) to vote your shares as you designate on the matters shown on the reverse side and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof.

See reverse for voting instructions.

There are three ways to vote your Proxy	COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on August 7, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/acat/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on August 7, 2007.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Arctic Cat Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

\/  Please detach here  \/

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 Susan E. Lester 02 David A. Roberts 03 Christopher A. Twomey	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve the Arctic Cat Inc. 2007 Omnibus Stock and Incentive Plan.	☐	For	☐	Against	☐	Abstain

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the current fiscal year.	☐	For	☐	Against	☐	Abstain

4.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date	, 2007

Signature(s) in Box

Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.